EXHIBIT 99.1

Duff & Phelps Appoints Gordon A. Paris to Board of Directors

New York, NY, March 1, 2012—Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, announced today that Gordon A. Paris has joined the company's board of directors. Paris served as the interim president of MediaNews Group, Inc. from January 2011 to October 2011 and a board member from March 2010 to January 2012.

Noah Gottdiener, chief executive officer of Duff & Phelps, said, "Gordon brings a unique and extremely useful perspective to our board, drawing on deep experience as a banker, an advisor and an executive who has been entrenched in finance and operations at leading corporations. His proven ability to drive growth and efficiency in both contexts is invaluable to Duff & Phelps as we continue to enhance our Investment Banking practice and help approximately 2,300 clients–including one third of S&P 500 companies–make sound decisions."

Paris has acted as a self-employed business consultant since 2008, serving on corporate boards and providing financial and strategic advisory services and interim management services. Prior to his recent service as interim president and board member at MediaNews Group, he served as managing director and head of the Media and Telecommunications Group of Berenson & Company from 2002 through 2007. Additionally, Paris served as president and chief executive officer of Sun-Times Media Group Inc. (formerly Hollinger International Inc.) from 2003 to 2006. Prior to joining Berenson & Company in 2002, he served as the head of Investment Banking at TD Securities USA, a subsidiary of The Toronto-Dominion Bank and co-head of the USA division. Before joining TD Securities USA in 1996, Paris was managing director and head of Financial Sponsors Coverage in the Leveraged Finance Group at Credit Suisse First Boston and as managing director and head of High Yield Investment Banking, Private Placements and Restructuring at Lehman Brothers. In addition, Paris served as chairman of Sun-Times Media Group Inc. from January 2004 to June 2006, chairman of its board's special committee from June 2003 to January 2009 and a member of its board of directors from May 2003 to January 2009. He currently serves on the board of directors of Heartland Publications and Maverick Media. Paris also serves as an industry advisor for Brightwood Capital Advisors, LLC.

He received a B.A. from the University of Pennsylvania and his M.B.A. from The Wharton School of the University of Pennsylvania.

About Duff & Phelps
As a leading global financial advisory and investment banking firm, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC; Pagemill Partners; and GCP Securities, LLC. Member FINRA/SIPC. M&A advisory services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit www.duffandphelps.com. (NYSE: DUF)

Investor Relations
Marty Dauer, +1 212 871 7700
investor.relations@duffandphelps.com

Media Relations
Alex Wolfe, +1 212 871 9087
alex.wolfe@duffandphelps.com